Exhibit 10.1

LOAN PURCHASE AND SALE AGREEMENT

This LOAN PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 28th day of April, 2015, between SHEPHERD’S FINANCE, LLC, a Delaware limited liability company (“Seller”) having an address at 12627 San Jose Boulevard, Suite 203, Jacksonville, Florida 32223, and Seven Kings Holdings, Inc., a Florida corporation (“Buyer”) having an address at 630 Maplewood Drive, Suite 100, Jupiter FL, 33458.

RECITALS

A.     Seller is engaged in the business of originating commercial loans (hereinafter referred to individually as a “Loan” or collectively as “Loans”) to certain builders (hereinafter referred to individually as a “Borrower” or collectively as “Borrowers”) for the construction of residential dwellings and/or the development of residential buildings lots (hereinafter referred to individually as a “Property” or collectively as “Properties”). The Loans will be evidenced by certain notes (hereinafter referred to individually as a “Note” or collectively as “Notes”). The obligations under the Notes will be secured by, among other things, mortgages or deeds of trust encumbering the Properties (hereinafter referred to individually as a “Mortgage” or collectively as “Mortgages”), as more particularly described in the Mortgages.

B.     Seller desires to sell and Buyer desires to buy, from time to time, pari passu interests in certain Loans made to fund the vertical construction of one to four family residential dwellings (hereinafter referred to individually as a an “Eligible Loan” and collectively as “Eligible Loans”), while keeping the “Buyer Investment Amount” less than or equal to the “Purchase Limit”, both as defined in section 1.2 below.

C.    Subject to the terms and conditions contained herein, Seller will service the Eligible Loans and act as administrative agent for Buyer and Seller in respect of the Loans.

ARTICLE  1

INCORPORATION OF RECITALS; DEFINITIONS

1.1      Incorporation of Recitals. The above recitals are incorporated herein by this reference as if they were set forth herein in their entirety.

1.2      Definitions.

As used in this Agreement, the following terms have the following respective meanings:

“Accepted Servicing Practices” shall mean a contractual (non-fiduciary) duty of Seller to Buyer to exercise the same degree of care that administrative agents customarily apply in administering Loans similar to the Eligible Loans, or that Seller would exercise if it owned one hundred percent (100%) of and were administering the Eligible Loans solely for Seller’s own account, whichever is higher; in each case with a view to the maximization of timely recovery of principal and interest on the Eligible Loans on a cost-effective basis, and without regard to conflicting interests; provided, however, that (i) Seller shall not be required to purchase title insurance on any Eligible Loans and (ii) Buyer accepts Seller’s practice of allowing the Borrower to select the appraiser.

“Advances(s)” means any monies advanced or credit extended to a Borrower by Seller under the Loan Documents.

“Affiliate” of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to vote 10% or more of the voting securities of any Person.

“Aggregate Receipts” means, for any specified period, the aggregate amount of all Receipts during such period.

“Applicable Law” means any order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the Parties, or any of their respective businesses, properties or assets.

“Assumed Obligations” means all obligations and liabilities of Seller with respect to, or in connection with, the Transferred Rights resulting from facts, events or circumstances arising or occurring on or after the Effective Date; excluding, however, the Retained Obligations.

“Business Day” means all days except (i) Saturdays and Sundays, and (ii) days which are observed by the federal or state governments or commercial banks as legal holidays.

“Buyer Event of Default” has the meaning given to such term in Section 9.1.

“Buyer’s Investment Amount” means the aggregate amount of Buyer’s commitments (funded and unfunded) under Eligible Loans purchased by Buyer in connection with this Agreement and the Buyer Loans.

“Buyer Loan” means the portion of an Eligible Loan purchased by Buyer.

“Buyer Loan Amount” means the amount (expressed in Dollars) of the portion of an Eligible Loan purchased by Buyer. Unless another amount is set forth in the Loan Notification, such amount shall be equal to the lowest of (i) fifty-five percent (55%) of the Seller-approved appraised value of the Property securing the Loan, (ii) Three Hundred Fifty Thousand dollars and 00/100 Dollars ($350,000.00), and (iii) fifty percent (50%) of the maximum principal amount of the Eligible Loan after deducting the loan fee.

"Buyer Loan Percentage" means the Buyer Loan Amount divided by the amount of the maximum principal amount of the Eligible Loan after deducting the loan fee.

“Closing” means the occurrence of all acts required by this Agreement to assign and transfer the Transferred Rights from Seller to Buyer.

“Closing Conditions” has the meaning given to such term in Section 2.2(b).

“Default Interest Rate” means, as to each Eligible Loan, the Interest Rate plus a margin of six percent (6%) (the “Seller Default Margin”). The Default Interest Rate is the rate at which interest shall accrue on the Buyer Loans during the existence of a Seller Event of Default under this Agreement. For the avoidance of doubt, during any period of time when a Borrower is in default under the Loan Documents for a Buyer Loan and therefore the Interest Rate applicable to such Buyer Loan has been increased by the Default Rate Margin (as defined in the underlying Loan Documents) payable by the Borrower under the Loan Documents for such Buyer Loan, then the Seller Default Margin shall not be applicable to such Buyer Loan during such period of time.

“Distribution” means any payment or distribution of Receipts to Buyer pursuant to and in accordance with Section 5.6.

“Effective Date” means, with respect to this Agreement, the date of execution, and for each Eligible Loan, the date upon which each of the conditions set forth in Section 2.2 have been satisfied by Seller or otherwise waived in writing by Buyer.

“Eligible Balance” means, at any specific point in time for any Eligible Loan, an amount equal to (a) all Advances made by Seller to a Borrower pursuant to an Eligible Loan minus (b) the sum of (i) all accrued lender fees, (ii) all escrowed builder deposit amounts, (iii) all accrued or net funded builder deposit amounts, (iv) all accrued or net funded amounts for the payment of interest that are, as of yet, not earned, (v) all other cash escrow amounts, including but not limited to, interest escrows funded by Borrower, and (vi) any payoff made by Borrower.

“Governmental Authority” means the United States of America, and any federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission, including any state insurance regulatory authority, or any court, tribunal, or judicial or arbitral body within the United States of America.

“Guaranty” means any guaranty of a Borrower’s obligations under a Loan.

“Interest Rate” means, for each Eligible Loan, a per annum interest rate which shall be 9% calculated on a 365/366 day basis.

“Loan Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, which has been pledged, mortgaged, assigned or otherwise transferred by a Borrower to, or in or over which an encumbrance has been, or is purported to have been, granted to (or otherwise created) for the benefit of, Seller and/or Buyer under the Loan Documents.

“Loan Documents” means collectively the Note, Mortgage and all other agreements, instruments and documents executed and/or delivered in connection with an Eligible Loan, all as may be supplemented, restated, superseded, amended or replaced from time to time.

“Major Decision” means (i) the release of any Loan Collateral; (ii) the release of any party from any liability under the Loan; (iii) except as expressly set forth in the Loan Documents, the changing of the interest rate payable under the Loan; (iv) any amendment or modification of any of the Loan Documents, including without limitation, the changing of the maturity date or amount of the Loan; (v) the granting of consent to or acceptance of any cancellation or termination of any of the Loan Documents; (vi) the waiver of a material obligation of, or release of any material claim against, Borrower or any co-maker, guarantor or endorser of the Loan; (vii) the pursuit of any remedy upon a default under any of the Loan Documents; or (viii) acceptance of a deed in lieu of foreclosure.

“Material Adverse Change” means any event, occurrence or change in conditions of any nature which could materially and adversely affect the Loan, the Loan Collateral or Borrower’s or guarantor’s ability to perform its respective obligations under any Loan Document. In determining whether any individual event would result in a “Material Adverse Change”, notwithstanding that such event does not in and of itself have such an effect, a “Material Adverse Change” also shall be deemed to have occurred if the cumulative effect of such event and all other than occurring events, occurrences and changes in conditions would result in a “Material Adverse Change”.

“Person” means any individual, partnership (whether general or limited), corporation, joint stock company, limited liability company, trust (including a business or statutory trust), estate, association, custodian, nominee, joint venture or other entity, or a Governmental Authority.

“Protective Advance” means an advance made by Buyer or Seller to preserve or protect the Loan Collateral or Buyer's and Seller’s interest therein upon a default by Borrower in its obligation to do so, including but not limited to payment of taxes, insurance premiums, and amounts to remove or prevent imposition of liens (other than the Mortgage) on the Property, and reasonable attorneys’ fees and court costs incurred in connection therewith. Without limiting the generality of the foregoing, any advance made to finish completion of renovations or construction of a Property, to fund a receivership estate relating to a Property, to fund operating shortfalls, or to fund capital improvements to a Property, shall be considered a Protective Advance.

“Purchase Limit” means $1,500,000, until modified by Section 2.3.

“Receipts” means any payments or other distributions received by Seller in respect of an Eligible Loan, whether received by voluntary payment, involuntary payment setoff or otherwise, and whether in the form of cash, notes, securities, or other property (including Loan Collateral), including, without limitation, all payments of principal, interest, default interest, late charges, prepayment fees, commitment fees, exit fees and other fees of any kind or character, indemnification payments, reimbursements of expenses, insurance proceeds and condemnation awards.

“Retained Obligations” means all obligations and liabilities of Seller relating to the Transferred Rights that (i) as to each Eligible Loan, result from facts, events or circumstances arising or occurring prior to the Effective Date of such Eligible Loan, (ii) result from Seller’s breach of its representations, warranties, covenants, or agreements under this Agreement or the Loan Documents, (iii) result from Seller’s bad faith, gross negligence, or willful misconduct, or (iv) are attributed to Seller’s actions or obligations in any capacity under the Loan Documents.

“Seller Event of Default” has the meaning given to such term in Section 7.1.

“Seller Loan” means the remaining portion of an Eligible Loan not purchased by Buyer.

“Seller Loan Amount” means the principal amount of an Eligible Loan less the Buyer Loan Amount.

“Seller Loan Percentage" means the amount of the Seller Loan divided by the amount of the Eligible Loan.

“Transferred Rights” means any and all of Seller’s right, title and interest in, to and under the Buyer Loans (including any commitment to make Advances) and, to the extent related thereto, the following:

(a)      all amounts funded by or payable to Seller under the Loan Documents, and all obligations owed to Seller in connection with the Buyer Loan;

(b)      the Note, the Mortgage and the other Loan Documents;

(c)      all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Seller, whether known or unknown, against Borrower, Guarantor or any other obligor, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other entity that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under Applicable Law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Seller against any attorney, accountant, financial advisor, or other entity arising under or in connection with the Loan Documents or the transactions described therein;

(d)      all Guaranties and all Loan Collateral and security of any kind for or in respect of the foregoing; and

(e)      all proceeds of the foregoing.

ARTICLE 2

PURCHASE AND SALE OF ELIGIBLE LOANS; ADVANCES

2.1      Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, Buyer shall be obligated from time to time to purchase from Seller a Buyer Loan interest in each Eligible Loan which Seller agrees to sell to Buyer. Seller shall notify Buyer of each Loan it intends Buyer to buy by notification in the form of Exhibit “A” annexed hereto (a “Loan Notification”). Each Loan Notification shall include copies of the documents set forth in Section 2 of the Loan Notification with respect to such Loan (the “Loan Notification Documents”). Each Loan Notification (i) shall constitute, as to each Eligible Loan as to which Seller elects to sell a Buyer Loan interest in, a notice to Buyer to purchase a Buyer Loan interest therein, and (ii) shall set forth, among other things, the total Eligible Loan, the Eligible Balance, the Buyer Loan Amount and the Buyer Loan Percentage being sold to Buyer. Buyer shall be obligated to purchase Eligible Loans after Loan Notification, provided that in no event shall Buyer be obligated to purchase an Eligible Loan if such purchase would cause the Buyer Investment Amount to be greater than the Purchase Limit.

(b) Seven business days after the Loan Notification is received by Buyer, the parties will proceed to a Closing of Buyer’s purchase of such Buyer Loan on the terms set forth in the Loan Notification and in accordance with the terms of this Agreement.

(c) In the event of a conflict between the terms of a Loan Notification and this Agreement, the terms of the Loan Notification shall prevail, provided that this sentence shall not be interpreted to permit Seller to disregard the terms of this Agreement or to excuse a breach of this Agreement by Seller and if the Loan Notification provides material terms conflicting with this Agreement Seller shall notify Buyer of such conflict within the Loan Notification and Buyer shall have ten (10) days to object in which case Buyer shall not be obligated to purchase the Eligible Loan notwithstanding Section 2.1(a) above.

2.2    Purchase Price; Closing Conditions; Closing.

(a)      The purchase price for each Buyer Loan purchased by Buyer shall be expressed in the Loan Notification and, unless otherwise agreed by Seller and Buyer, shall be an amount (the “Purchase Price”) equal to the lesser of (i) an amount equal to fifty percent (50%) of the Eligible Balance at the time of the Closing of sale of the Buyer Loan interest in such Eligible Loan and (ii) the Buyer Loan Amount; provided that in no event shall the Purchase Price include any loan fee or portion thereof.

(b)      Buyer shall pay the Purchase Price to Seller by cash or wire transfer of immediately available funds at each Closing, provided the following conditions have been satisfied by Seller (the “Closing Conditions”):

(i)       Seller has been, and continues to, provide reporting to Buyer on its entire portfolio of Loans;

(ii)      Seller has been, and continues to, provide specific and detailed reporting to Buyer on all Eligible Loans purchased by Buyer;

(iii)     The Eligible Loan is performing in all respects at the time of the Closing;

(iv)     All representations of Seller in this Agreement are accurate at the time of the Closing;

(v)      Seller delivers the original Note duly endorsed to Buyer;

(vi)     Seller delivers an original and duly executed assignment of Mortgage in customary form for the jurisdiction in which the Property is, which assignment may be recorded against the Property by Buyer only in accordance with Section 8.1, Remedies;

(vii)    Seller delivers to Buyer copies of all other Loan Documents relating to the Eligible Loan, and, after recording, the original recorded Mortgage (Buyer and Seller agree that a recorded mortgage may not be available for delivery to Buyer at the initial funding, but delivery thereof to Buyer shall be a condition precedent to all subsequent advances by Buyer in respect of that Loan;

(viii)   Seller delivers proof satisfactory to Buyer that the Mortgage securing the Eligible Loan has been (or, if Buyer is purchasing a Buyer Loan interest in such loan on the date of closing of such loan with the Borrower, satisfactory proof that the Mortgage will be) properly recorded in the applicable recording office in which the Property is located;

(ix)      Seller delivers to Buyer a copy of all title work related to the Eligible Loan and provides representations and warranties to Buyer to the effect that (1) Seller is performing title work consistent with its current procedures and policies, and (2) title to the Property securing such Loan is reasonably clear and defect-free; and

(x)       Seller delivers to Buyer any contracts of sale, purchase agreements and leases relating to the Property.

(c)       At the Closing, and in consideration of the payment of the Purchase Price and the mutual covenants and agreements contained herein, and subject to the terms and conditions of, this Agreement:

(i)       Seller shall irrevocably sell, assign, transfer, grant and convey the Transferred Rights to Buyer;

(ii)      Buyer shall acquire the Transferred Rights and agree to perform and comply with the Assumed Obligations; and

(iii)      Seller shall remain responsible for, and shall assume and agree to perform and comply with the Retained Obligations. Buyer assumes no obligations other than the Assumed Obligations.

2.3       Change in Purchase Limit. Buyer may at any time following the later of (i) six months after the Effective date of this Agreement; and (ii) three months after the most recent change of the Purchase Limit; modify the Purchase Limit up or down, in its sole discretion, by giving written notice to Seller of such change. Such change in the Purchase Limit will take effect 30 calendar days after written notification. For avoidance of doubt, a reduction in the Purchase Limit will not alter loans that are already purchased or that will be purchased during the notice period, but will limit sales of new loans from Seller to Buyer after the 30 day notification period, and this Agreement shall terminate upon the satisfaction of the conditions set forth in Section 10.2.

2.4      Advances to Borrowers; Buyer Loan Fundings.

(a)      Subject to the terms and conditions of this Agreement, each time during the term of an Eligible Loan that a Borrower requests an Advance from Seller under an Eligible Loan (the “Advance Request”), Seller shall fund such Advance from Seller’s own funds and provide Buyer with a written request (a “Buyer Loan Funding Request”) for Buyer to reimburse Seller for a portion of such Advance in an amount equal to the Buyer Loan Percentage of such Advance (each such reimbursement, a “Buyer Loan Funding”). Each Buyer Loan Funding Request shall include: (i) the amount of the Advance requested by Borrower; (ii) the amount of the requested Buyer Loan Funding; and (iii) electronic funds transfer instructions for the account of Seller to which Buyer is to remit the Buyer Loan Funding. Subject to the terms of this Agreement, Buyer shall, within three (3) Business Days of receipt of the Advance Request together with all of the foregoing items, reimburse Seller for a portion of the Advance in an amount equal to the Buyer Loan Percentage of such Advance. Each Buyer Loan Funding by Buyer shall be deemed the direct funding by Buyer to Borrower of the Buyer Loan Percentage of the Advance in question. Seller shall bundle Buyer Loan Funding Requests so that Buyer does not receive more than three per month.

(b)      Notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to reimburse Seller for Advances in respect of an Eligible Loan (i) in an amount which, when combined with all other Buyer Loan Fundings in respect of such Eligible Loan, would exceed the Buyer Loan Amount, (ii) if there has been, or currently exists, a Seller Event of Default by Seller under this Agreement, (iii) any default exists under the Loan Documents for such Eligible Loan or (iv) any loan fee or portion thereof.

2.5       Protective Advances. Seller shall monitor and evaluate the need for Protective Advances and shall notify Buyer from time to time if Seller recommends that it is in the best interests of Seller and Buyer to make a Protective Advance in accordance with Accepted Servicing Practices. If Buyer agrees to make a Protective Advance recommended by Seller, Buyer shall remit the Buyer Loan Percentage of the Protective Advance and Seller shall fund the balance. For purposes of this Section 2.5, such a Protective Advance shall be deemed to have been made concurrently by both Buyer and Seller on the date that both parties have funded their respective shares thereof, and shall constitute an Advance under the Eligible Loan. Protective Advances shall bear interest at the Interest Rate and when combined with other Buyer Loans shall not collectively exceed the Purchase Limit.

2.6       Interest Rate. Except as otherwise expressly provided herein, interest on the Purchase Price and all Advances shall accrue at the Interest Rate. Buyer’s share of such interest shall be calculated based on the actual days funded by Buyer. All other amounts payable by Borrower in respect of the obligations under the Loan, whether for fees, reimbursement of expenses or otherwise, shall be determined in accordance with the other Loan Documents.

2.7       Non-Compete. During the term of this agreement and twenty-four (24) months after the termination of this agreement, Buyer shall not originate loans to Borrowers with whom Buyer developed a relationship solely pursuant to Buyer’s participation in the funding of Loans through the purchase of Buyer Loans from Seller under this Agreement, or as to which Buyer has received Confidential Information as a result of its relationship with Seller in connection with this Agreement.

ARTICLE 3

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller hereby represents and warrants to Buyer that as of the Effective Date of this Agreement and as to any particular Eligible Loan, as of the date of the sale of any applicable Buyer Loan to Buyer:

3.1      Status. Seller has been duly organized and validly exists as a limited liability company in good standing under the laws of its jurisdiction.

3.2      Authority. Seller has been duly authorized and empowered by all necessary limited liability company action to execute and deliver this Agreement and any other document or instrument executed and delivered in connection herewith, and to perform its obligations thereunder. The execution and delivery of this Agreement and the performance of the obligations to be performed hereunder do not, and will not, violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect applying to it or its limited liability company agreement.

3.3      Licensing. Seller holds all applicable federal, state, local and other licenses or permits, authorizations and approvals required for the proper conduct of its business and to perform its obligations under this Agreement in compliance with Applicable Law, is not in violation of any of the requirements of any such licenses, permits, authorizations and approvals, and has not received any notice of proceedings relating to the revocation or modification of any such license.

3.4      No Breach. Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the condition (financial or other) or operations of Seller or its properties or would materially adversely affect its performance hereunder. The execution and delivery of this Agreement and the performance of the obligations by Seller to be performed hereunder do not and will not result in a breach of or constitute a default under any indenture, loan or credit agreement, lease, or any other agreement or instrument to which it is a party or by which it or its assets may be bound or affected.

3.5      Validity. When duly executed and delivered, this Agreement constitutes the legal, valid and binding obligation of Seller. Seller is in full compliance with all applicable federal and state regulatory capital requirements and is not operating under any order by any federal or state agency regulating its activities that would restrict its ability to enter into or perform this Agreement.

3.6      No Litigation and Claims. There is no civil, criminal or administrative notice, action, suit, demand, claim, hearing, proceeding, notice of violation, inquiry or investigation from, by or before any Government Authority pending or, to the knowledge of the Seller threatened, against the Seller or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Change on this Agreement or on any action taken or to be taken in connection with Seller’s obligations contemplated herein, or which would be likely to impair materially its ability to perform under the terms of this Agreement. The Seller is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would be likely to impair materially its ability to perform under the terms of this Agreement.

3.7      No Material Misstatements. No representation, warranty or written statement made by or on behalf of Seller in this Agreement, or in any schedule, exhibit, report, written statement, certificate or other document furnished by Seller in connection with the transactions contemplated herein, or with respect to any Loans, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.8      Right to Transfer. The sale of the Transferred Rights hereunder is and will be free of any lawful claim by any party claiming by, through or under Seller.

3.9      No Modification. Seller has not modified any Mortgage or Note or any other Loan Document in any material respect, or satisfied, canceled or subordinated any Mortgage or Note in whole or in part or released all or any material portion from the lien of the Mortgage, or executed any instrument of release, cancellation or satisfaction.

3.10      Loan Documents. The list of loan documents attached to this Agreement as Exhibit “B” is a true, complete and correct list of all documents for a typical Loan.

3.11      No Previous Transfers. In the event Seller has previously pledged, encumbered, sold, conveyed or assigned any interest in the Loan or the Loan Documents to any other party, such previous holder of any interest in the Loan or the Loan Documents has duly released or reassigned such interest to Seller and Seller has identified such circumstance(s) to Buyer. At the time of the sale of the Transferred Rights to Buyer, each of the Loan and the Loan Documents is free from any liens, contract rights or other encumbrances whatsoever.

3.12      Ownership of Loan. Subject to the interest of Buyer pursuant to this Agreement, Seller is the sole legal and beneficial owner and holder of the Loans and the Transferred Rights. The Buyer Loans were originated, closed, funded and transferred to Buyer in full compliance with all applicable federal, state and local laws and regulations, and any and all other consumer protection and applicable disclosure requirements. Without limiting the foregoing, Seller has disclosed to Borrowers, as required by applicable law, all compensation paid to Seller in connection with the origination and sale of Loans. Seller agrees that it will remain the owner of Seller Loan while Buyer owns related Buyer Loan.

3.13      Defenses. There is no right of rescission, offset, defense (including the defense of usury) or counterclaim to the Note or Mortgage, including the obligation of the Borrower to pay the unpaid principal and interest on such Note. As of the date of purchase of the Buyer Loans, there are no mechanics’ liens or other claims or encumbrances that affect the lien priority of the Mortgage relating to the Loan.

3.14      Origination and Servicing Practices. The origination, servicing and collection practices used by Seller with respect to the Loans comply with all Applicable Laws and investor or insurer guidelines, and have been, in all respects, legal and proper. With respect to escrow payments, all such payments are in the possession of Seller and there exists no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Any party which holds (directly or through an agent) any Loan Documents shall promptly deliver the Loan Documents for any Eligible Loan to any attorney who is commencing an enforcement action against a Borrower in respect of such Eligible Loan and who has requested such Loan Documents in writing.

3.15      Enforceability. The original Notes and Mortgages are genuine and each is the sole legal, valid and binding obligation of the maker thereof, enforceable in accordance with its respective terms. All parties to the Notes and Mortgages had the legal capacity to execute and deliver the Notes and Mortgages, and the Notes and Mortgages have been duly and properly executed by such parties.

3.16      No Proceedings. To the best of Seller’s knowledge, there are no proceedings or investigations pending or threatened before any court or governmental body (i) asserting the invalidity of the Loans, (ii) asserting the bankruptcy or insolvency of a Borrower, (iii) seeking to prevent payment and discharge of the Loans, or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of the Loans.

3.17      Information. Seller shall timely deliver to Buyer all financial and non-financial information regarding the Borrowers and the Loans received from time to time, including (i) all notices of default given or received under the Loan Documents, and (ii) all financial statements, if any, and copies of other reports obtained under the Loan Documents.

3.18      Books and Records. Seller shall maintain books and records reflecting all transactions relating to the Loans, and shall make copies available to Buyer upon request.

3.19      Amendment of Loan Documents. Seller agrees that Seller will not modify, cancel or otherwise change in any manner any of the terms, covenants, or conditions of any of the Loan Documents nor enter into any other agreements affecting the Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

3.20      Reporting. In addition to any other reports required to be delivered herein, Seller shall deliver to Buyer immediately upon any officer or manager of Seller becoming aware of the occurrence of any default or event of default by any Borrower under the Loan Documents, a certificate of an authorized officer or manager of Seller setting forth the details thereof and, the action which Seller proposes to take with respect thereto.

3.21      Representations Regarding the Properties. Seller represents and warrants that Seller has conducted a due diligence investigation of each Borrower and each Loan and, based on such investigation, further represents and warrants as follows:

(a)      Title. Each Borrower is the owner of the respective Property(ies) in fee simple, subject only to those liens and encumbrances in favor of Seller in accordance with the Loan Documents.

(b)      Utilities. All utility services necessary for the construction of the proposed improvements on the Property are available at the boundaries of the Property.

(c)      Environmental Matters. Seller has no knowledge of the existence of any violation with respect to the Property of any Applicable Laws of any Governmental Authority relating to environmental, pollution, health or safety matters that will or threatens to impose a material liability on the Borrower or the Property or would require a material expenditure by the Borrower to cure, except any matters disclosed in written reports delivered by Seller to Buyer prior to Buyer’s purchase of an interest in the Loan secured by the Property.

(d)      First Lien Priority. Each Mortgage is a valid and enforceable first lien on the Property subject only to the lien of current real estate taxes and assessments, and covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record and being acceptable to mortgage lending institutions generally or specifically reflected in the survey of the Property.

(e)      Insurance. The Properties are insured by customary property insurance policies issued by an insurer acceptable to Buyer, and name the Seller as mortgagee/loss payee. The Mortgage obligates the Borrower thereunder to maintain the property insurance policy at Borrower’s cost and expense, and on Borrower’s failure to do so, the Mortgage authorizes the holder of the Mortgage to obtain and maintain such insurance at such Borrower’s cost and expense, and to seek reimbursement from Borrower. Seller has not engaged in, and has no knowledge of any Borrower having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of the policy. If the Property is located in a flood hazard area, the Property is insured by a flood insurance policy acceptable to Buyer, and all federal, state and local requirements with respect to both hazard and flood insurance have been complied with in all material respects.

(f)      No Impairment. No action, error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to the Loans have taken place on the part of any person, including, without limitation, the Borrower, any appraiser, any builder or developer or insurer or any party involved in the origination of the Loans or in the application for any insurance relating to the Loans that might result in a denial, failure or impairment of full and timely coverage under any insurance policies required to be obtained or any pool insurance policy covering the Loans.

(g)      Seller Compensation. Seller has not received any fee or other compensation except as permitted by applicable law and regulation, and that it has disclosed any fee or other compensation in writing to the Borrower and Buyer as required by applicable law and regulation

(h)      Fair Consideration. In the opinion of Seller, Seller has received fair consideration and reasonably equivalent value in exchange for the sale of each Buyer Loan to Buyer pursuant to this Agreement.

3.22      Consent to a Transfer by Borrower. Seller shall not consent to Borrower’s assignment or transfer of any Property or of any of Borrower’s rights or obligations under the Loan Documents without the prior written consent of Buyer.

3.23      Compliance with Loan Documents. Seller has complied with, and has performed, all obligations required to be complied with or performed by it under the Loan Documents, and Seller has not breached any of its representations, warranties, obligations, agreements or covenants under any of the Loan Documents.

Each of the above representations and warranties in this Article 3 (i) applies to all Buyer Loans sold by Seller to Buyer, (ii) is for the benefit of Buyer and its successors and/or assigns, and (iii) is in addition to any specific representation and warranties contained elsewhere herein. Each representation relating to a specific Property is made only as of the date Buyer acquires an interest in the Loan secured by such Property. Each representation regarding a specific Property or a specific Loan shall survive only until the Buyer Loan relating thereto has been paid to Buyer in full.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller that as of the Effective Date of this Agreement and as to any particular Eligible Loan, as of the date of the sale of any applicable Buyer Loan to Buyer:

4.1      Organization and Good Standing. Buyer has been duly organized and shall be validly existing as a Florida corporation, and has power and authority to own its properties and to conduct its business as such properties shall then be owned and such business is then conducted.

4.2      Power and Authority. Buyer has the organizational power and authority to execute and deliver this Agreement and to carry out its terms; Buyer shall have full power and authority to purchase the property to be purchased and shall have duly authorized such purchase; and the execution, delivery and performance of this Agreement shall have been duly authorized by Buyer by all necessary corporate action.

4.3      Binding Obligation. This Agreement shall constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.

4.4      No Conflicts or Breaches. Buyer’s actions and conduct in consummating the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not and will not violate or breach any of the terms or provisions of, or constitute an event of default under, any agreement to which it is a party or by which it is bound; not violate any order, judgment or decree applicable to each of any federal or state court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or its properties; which violation, breach or default (other than with respect to the formation documents) would have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of it to perform its obligations under this Agreement;

4.5      No Litigation and Claims. There is no civil, criminal or administrative notice, action, suit, demand, claim, hearing, proceeding, notice of violation, inquiry or investigation from, by or before any Government Authority pending or, to the knowledge of the Buyer threatened, against the Buyer or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Change on this Agreement or on any action taken or to be taken in connection with Buyer’s obligations contemplated herein, or which would be likely to impair materially its ability to perform under the terms of this Agreement. The Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would be likely to impair materially its ability to perform under the terms of this Agreement.

ARTICLE 5

ADMINISTRATION AND SERVICING OF THE LOAN; PUT AND CALL OPTIONS; DISTRIBUTION WATERFALL

5.1.      Seller to Administer the Loans. Subject to the terms of this Agreement (including without limitation Article 8), Seller, as administrative agent for Buyer, shall administer and service the Buyer Loans in accordance with Accepted Servicing Practices, consistent with applicable law and regulations, and in accordance with the Loan Documents, subject to the specific rights, duties and limitations set forth herein.

5.2.      Collections and Distributions.

(a)      While Seller is administrative agent and servicer for any Eligible Loans, Seller shall collect all non principal payments due from Borrowers under the Loan Documents for such Loans and distribute them in accordance with Section 5.6 of this Agreement on the last Business Day of each calendar month.

(b)     Seller shall distribute to Buyer all Buyer payoff amounts deposited with Seller under this section (i) on the same Business Day if received by Buyer before 12:00 pm New York time, or (ii) on the next Business Day if received by Buyer after 12:00 pm New York time, and in any event in accordance with the distribution priorities set forth in Section 5.6 of this Agreement.

(c)     If Seller fails to distribute funds in accordance with this Section 5.2 when due, Seller shall be obligated to pay interest on the undistributed amount to the other party at the rate of the Interest Rate.

5.3.     Servicing. Except as otherwise expressly set forth in this Agreement (including without limitation Article 8), Seller shall be responsible for all servicing duties required pursuant to the Loan Documents in connection with the administration of the Eligible Loans, including, without limitation, making Advances, monitoring compliance by Borrower under the Loan Documents, conducting periodic lien and title searches and undertaking all other duties relating to the administration of the Loans; provided, however, that in the event Seller desires to undertake any act constituting a Major Decision, Seller shall be required to notify and obtain the consent of Buyer and Buyer shall have five (5) Business Days to notify Seller in writing of its approval or disapproval of Seller’s proposed course of action. If Buyer does not approve the proposed course of action, Seller shall refrain from taking such action. In the event Buyer approves Seller’s proposed Major Decision, Seller shall carry out the proposed action.

5.4.      Deposits. Seller shall be entitled to receive and retain all interest earned on Borrower deposits held by Seller which Seller is not obligated to pay over to the Borrower (collectively, “Deposit Earnings”).

5.5.      Call Option. Seller, upon written notice to Buyer (a “Call Notice”), shall have the right at any time (the “Call Option”) to repurchase from Buyer at any time the Transferred Rights pertaining to any Buyer Loan or two (2) or more Buyer Loans. The purchase price (the “Call Price”) for each Buyer Loan shall be an amount equal to the outstanding principal amount of the Buyer Loan held by Buyer plus accrued interest at the Interest Rate.

5.6      Distributions Waterfall. Except as otherwise specifically provided herein, all Receipts received by Seller will be applied in the following order of priority on a Loan by Loan basis:

(a)      From all collections of interest payments under the Loan, an amount equal to all accrued, unpaid interest due to Buyer on the Buyer Loan, calculated at the Interest Rate, shall be paid to Buyer;

(b)      All remaining collected interest payments and all fee income shall be paid to Seller;

(c)      From all collections of principal payments (not including loan fees, which shall be paid to Seller only after Buyer receives all principal due it) under the Loan, Buyer and Seller will receive amounts prorated based on the Buyer Loan Percentages and Seller Loan Percentages, respectively.

5.7     Priority of Buyer Loan. Seller and Buyer hereby irrevocably agree that, notwithstanding any term or provision to the contrary set forth in this Agreement (including, but not limited to, Section 5.6) or any of the Loan Documents, Buyer Loan and Seller Loan shall have equal priority.

ARTICLE 6

INDEMNIFICATION

6.1      Indemnification by Seller. Seller, as an Indemnifying Party, hereby agrees to indemnify, defend and hold harmless Buyer and its successors and assigns and their respective Affiliates, as an Indemnified Party, from and against any and all claims, losses, damages, fines, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses relating to a breach by Seller or its agents of any covenant, representation, warranty or obligation contained in this Agreement.

6.2      Indemnification by Buyer. Buyer, as an Indemnifying Party, hereby agrees to indemnify, defend and hold harmless Seller and its successors and assigns and their respective Affiliates, as an Indemnified Party, from and against any and all claims, losses, damages, fines, penalties, forfeitures, legal fees, judgments and any other costs, fees and expenses relating to a breach by Buyer or its agents of any covenant, representation, warranty or obligation contained in this Agreement.

6.3      Indemnification Procedures. If at any time a party entitled to indemnification hereunder ("Indemnified Party") learns of any claim or loss for which indemnification by an indemnifying party hereunder ("Indemnifying Party") may be asserted, the Indemnified Party shall give to the Indemnifying Party written notice within such time as is reasonable under the circumstances, describing such claim or loss in reasonable detail. In the event that a demand or claim for indemnification is made hereunder with respect to losses the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the losses. In the case of any notice of indemnification hereunder involving any claim of any third party, the Indemnifying Party shall have responsibility for, and shall assume all expense with respect to, the defense or settlement of such claim; provided however, that:

(a)       the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and

(b)       the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim if, pursuant to or as a result of such settlement or cessation, (a) injunctive or other relief (excepting the payment of money damages) would be imposed against any Indemnified Party, or (b) settlement would involve admission of guilt or other action resulting in any criminal law sanctions, or (c) the settlement or cessation shall result in an indemnification obligation of the Indemnifying Party that, in the reasonable judgment of the Indemnified Party, cannot be fulfilled by the Indemnifying Party in accordance with the terms of this Agreement. If the Indemnifying Party does not provide to the Indemnified Party, within fifteen (15) days after receipt of a notice of indemnification, a written acknowledgement that the Indemnifying Party shall assume responsibility for the defense or settlement of such claim as provided in this Section 6.3, the Indemnified Party shall have the right to defend and settle the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with this Agreement.

ARTICLE 7

SELLER EVENTS OF DEFAULT

7.1      Seller Default. The occurrence of any one or more of the following events shall constitute a “Seller Event of Default” under this Agreement:

(a)     Representations and Warranties. Any representation or warranty made by Seller pursuant to this Agreement, or any statement or other document furnished pursuant hereto or in connection with the transactions contemplated hereby shall prove to be false, misleading, incomplete or untrue in any material respect as of the date on which such representation or warranty is made;

(b)     Covenants. Any breach by Seller of any covenant, term, agreement or condition contained in this Agreement shall occur and shall continue unremedied for a period of thirty (30) calendar days after Seller has or reasonably should have had notice thereof (provided that such thirty (30) calendar day grace period shall only be allowed to Seller if Seller uses diligent efforts during such time to cure such breach) or such shorter amount of time permitted for cure that is specifically provided herein;

(c)     Bankruptcy or Insolvency. (i) The commencement of any proceeding under any bankruptcy or insolvency laws by or against Seller or its principal Daniel Wallach and such proceeding shall not be dismissed within sixty (60) calendar days after the date of filing; (ii) Seller is unable, or admits in writing its inability, to pay its recourse debts as they become due; (iii) Seller makes an assignment for the benefit of creditors; (iv) Seller files a petition or applies to any tribunal for the appointment of a custodian, receiver or any trustee for all or any portion of its assets; (v) Seller, by any act or omission, indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or any portion of its property; (vi) Seller is adjudicated a bankrupt; (vii) Seller becomes insolvent however otherwise evidenced; or (viii) Seller ceases doing business as a going concern;

(d)     Failure to Collect or Pay Interest. Any failure on the part of Seller to pay to Buyer any distributions to Buyer in accordance with Section 5.6, which failure is not cured within ten (10) days; or

(e)     Maturity. Any Eligible Loan remains outstanding for more than twelve (12) months from the date of closing of such Eligible Loan, except for Loans where the Seller has executed a Call Option and is waiting for Buyer to complete transaction.

(f)     Failure to Distribute Principal. Seller fails to distribute to Buyer cash from payoffs received by Seller in accordance with this Agreement which is not cured within ten (10) days of of being first due to Buyer;

ARTICLE 8

BUYER’S REMEDIES

8.1      Buyer’s Remedies. Upon the occurrence of any Seller Event of Default, Buyer shall have the following rights and remedies:

(a)              In calculating all Distributions to Buyer under this Agreement, interest shall accrue and be payable to Buyer at the Default Interest Rate rather than the Interest Rate;

(b)             Buyer may record assignments of mortgage;

(c)              Buyer may exercise any and all rights available to Buyer at law or in equity;

(d)             Buyer may exercise all other rights and remedies expressly provided under this Agreement; and

(e)              Such other remedies as are available at law or in equity.

In addition, amounts advanced by Buyer hereunder and still outstanding shall bear interest at the Default Interest Rate.

8.2      Transfer of Servicing. Upon the occurrence of an Seller Event of Default under Section 7.1(a), (b), (c), or (g), Buyer shall have the right to relieve Seller from, and to assume, all loan administration and servicing rights and responsibilities under this Agreement with respect to all Eligible Loans in which Buyer holds an interest. Upon the occurrence of a Seller Event of Default under Section 7.1 (d) or (e), Buyer shall have the right to relieve Seller from, and to assume, all loan administration and servicing rights and responsibilities under this Agreement as to such Eligible Loan. Buyer may exercise its rights under this Section 8.2 by giving not less than two (2) Business Days prior written notice to Seller, provided that as to each Seller Event of Default, any such notice shall be given within forty five (45) days of the occurrence of such Seller Event of Default.

8.3      Remedies Cumulative. All remedies available to Buyer are cumulative and not exclusive.

ARTICLE  9

BUYER EVENTS OF DEFAULT; SELLER’S REMEDIES

9.1      Buyer Default. The occurrence of any one or more of the following events shall constitute a “Buyer Event of Default” under this Agreement:

(a)      Failure to Fund an Advance or Purchase. Any failure by Buyer to fund an Advance that Buyer is required to fund under the terms of this Agreement, or Purchase a Buyer Loan provided that if Buyer fails to advance within the time period required under this Agreement, Seller shall provide notice to Buyer and Buyer shall have ten days from receipt of such notice to cure such failure;

(b)      Bankruptcy or Insolvency. (i) The commencement of any proceeding under any bankruptcy or insolvency laws by or against Buyer and such proceeding shall not be dismissed within sixty (60) calendar days after the date of filing; (ii) Buyer is unable, or admits in writing its inability, to pay its recourse debts as they become due; (iii) Buyer makes an assignment for the benefit of creditors; (iv) Buyer files a petition or applies to any tribunal for the appointment of a custodian, receiver or any trustee for all or any portion of its assets; (v) Buyer, by any act or omission, indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or any portion of its property; (vi) Buyer is adjudicated a bankrupt; (vii) Buyer becomes insolvent however otherwise evidenced; (viii) control of Buyer is taken by a regulatory agency; or (ix) Buyer ceases doing business as a going concern;

(c)      Failure to Release Documents. Buyer fails to release and deliver (or cause its agent to release and deliver), promptly following written demand, (i) to a closing attorney a Mortgage or Note in Buyer’s possession or control when the related Mortgage Loan is paid in full (or into escrow with the closing attorney in anticipation of a payoff when required under local law) or (ii) to an attorney handling an enforcement action a Mortgage or Note in Buyer’s possession or control when required by such attorney in connection with the enforcement action; provided that if Buyer fails to release such documents within the time period required under this Agreement, Seller shall provide notice to Buyer and Buyer shall have ten days from receipt of such notice to cure such failure; or

(d)      Call Option. Any failure to transfer a Loan under a Call Option within the time period required under this Agreement; provided that if Buyer fails to transfer the Loan within the time period required under this Agreement, Seller shall provide notice to Buyer and Buyer shall have ten days from receipt of such notice to cure such failure.

9.2      Seller’s Remedies. During the existence of any Buyer Event of Default, Seller shall have the following rights and remedies:

(a)       Seller may offset against any payments due to Buyer under this Agreement an amount equal to the Advance amount that Buyer has failed to fund; and

(b)       Such other remedies as are available at law or in equity.

Upon a cure of any Events of Default, Seller’s right to exercise any remedies as to such default shall cease.

9.3      Remedies Cumulative. All remedies available to Seller are cumulative and not exclusive.

ARTICLE  10

TERM; TERMINATION

10.1     Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 10.2 below (hereinafter the “Term”).

10.2      Termination. This Agreement shall terminate: (a) when the entire indebtedness due under the Loan Documents for all Buyer Loans held by Buyer shall have been paid in immediately available funds, and Seller has paid to Buyer, in immediately available funds, all amounts due under this Agreement; or (b) when all Buyer Loans and Seller Loans and the rights under this Agreement relating thereto shall be owned and held by one person, firm or corporation for its own account. Each party will execute and deliver all instruments, in recordable form, as may be necessary and appropriate to reflect the satisfaction of their respective interests and/or the termination of this Agreement. Section 2.7 shall survive termination for a period of 12 months after Termination.

ARTICLE  11

GENERAL PROVISIONS

11.1      Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the parties hereto.

11.2      Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Seller may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of Buyer, and Buyer may not transfer or assign any or all of its rights or obligations hereunder to any person without the prior written consent of Seller, which consent may be unreasonably withheld, except that Buyer may, without Seller’s consent, transfer the rights and obligations hereunder to a another entity controlled by Buyer, John C. Solomon II or Raymond E. Graziotto, however in such event Buyer shall remain liable and responsible for the performance of all obligations under this Agreement. In connection with any such transfer, assignment or sale or proposed transfer, assignment or sale, Buyer may furnish any information concerning this Agreement, the Loan or Seller to such actual or potential assignees or transferees provided that the actual or potential assignee or transferee agrees to keep all such information confidential.

11.3      Captions. Captions used in this Agreement are for ease of reference only and do not define or limit provisions.

11.4      Severability. The provisions of this Agreement are specifically agreed to be severable. If any part hereof is unenforceable, the remainder of the Agreement may be enforced as if such portion were not contained herein.

11.5      Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the internal laws of the State of Florida, without regard to any conflict of law provision thereof that would require the application of the laws of any other jurisdiction. Each of the parties hereto, to the extent permitted by law, knowingly, intentionally and voluntarily (i) submits to personal jurisdiction in the State of Florida over any suit, action or proceeding by any person arising from or relating to this Agreement, (ii) agrees that any such action, suit or proceeding may be brought in any state or federal court of competent jurisdiction sitting in the State of Florida, (iii) submits to the jurisdiction of such courts, (iv) to the fullest extent permitted by law, agrees that it will not bring any action, suit or proceeding in any other forum other than in the State of Florida, and (v) agrees that the State of Florida is the proper venue for any suit, action or proceeding by any person arising from or relating to the Agreement.

11.6      Attorneys’ Fees. In the event suit is filed with respect to this Agreement, or any documents executed pursuant hereto, the prevailing party, in addition to all other sums which it may be entitled to, shall be entitled to recover its actual, reasonable attorneys’ fees from the other  party.

11.7      Notices. All notices (including without limitation notices of default), demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and given by both (i) personal delivery or by prepaid overnight delivery service and (ii) email. Notices so given shall be effective when personally served, or one Business Day after sending when sent by prepaid overnight delivery service. Notwithstanding the foregoing, all Loan Notifications, funding requests and reports shall be sent by electronic mail only. The time period in which a response of any such notice, demand or request must be given, however, shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be receipt of the note, demand or request sent. Such notice, demand or request shall be addressed as follows:

To Seller:	Shepherd’s Finance, LLC
12627 San Jose Blvd.
Suite 203
Jacksonville, FL 32223
Attention: Dan Wallach
Email: danwallach@shepherdsfinance.com

To Buyer	Seven Kings Holdings, Inc.
630 Maplewood Drive
Suite 100
Jupiter FL, 33458
Attention: Raymond Graziotto
Email: Raymond@SKHOLDINGS.com

11.8      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

11.9      Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may be amended by written agreement of amendment executed by both parties hereto, but not otherwise.

11.10     Time of the Essence; Non-Business Days. Subject to the next full sentence, time is of the essence of this Agreement. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-Business Day, then such period or date shall be extended until the immediately following Business Day.

11.11      No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to any restrictions on assignment herein contained, their respective successors and assigns.

11.12      Relationship Between Buyer and Seller. The relationship between Seller and Buyer shall be that of seller and buyer. This Agreement shall not be construed to create a partnership or joint venture between Buyer and Seller. In no event shall the transactions contemplated by this Agreement be deemed or be construed, in whole or in part, as a loan from Buyer and Seller.

11.13      Reserved.

11.14      Waivers. Neither party shall be deemed to have waived any of its rights or remedies hereunder unless such waiver is (i) in writing, and (ii) signed by such party, and then only to the extent specifically recited. No failure to exercise and no delay or omission in exercising any right, remedy or recourse on the right of any party shall operate or be deemed as a waiver of such right, remedy or recourse hereunder or thereunder or preclude any other or further exercise thereof. A waiver or release on any one occasion shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse on any subsequent occasion.

11.15      Dispute Resolution. Intentionally Deleted.

11.16      True Sale; Not a Loan or Pledge. The purchase and sale of the Transferred Rights are intended to be a sale by Seller and a purchase by Buyer of the Buyer Loans. From and after the date hereof, Buyer and Seller shall own beneficially their respective Buyer Loan Percentage and Seller Loan Percentage in the Eligible Loan and the Loan Documents. This Agreement shall not be deemed to represent a loan by Buyer to Seller, or a pledge by either party to the other party. In the event, however, that any court of competent jurisdiction were to hold that any transaction made pursuant hereto constitutes a loan and not a purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law and that the Assignments of Mortgage and Endorsed Promissory Notes held by Buyer are security for the loan.

11.17      Undivided Interest in Loan Documents and Loan Collateral. Buyer and Seller shall each have an undivided interest in the Loan Documents and in any property taken as security for each Eligible Loan, and if any such property or the proceeds thereof shall be applied in reduction of the principal balance of the Eligible Loan, then each party shall be entitled to receive its pro rata share of such application in accordance with the terms of this Agreement (giving due consideration to the priority of distributions provided for herein). The parties acknowledge and agree that the Loan represents a single "claim" under Section 101 of the Bankruptcy Code, and that neither party shall be a separate creditor of Borrower under the Bankruptcy Code.

11.18      Notes are Not Securities. No Note shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

11.19      Confidentiality. In no event shall either party to this Agreement issue any press release to any media of general circulation regarding this Agreement or the transactions contemplated hereby or otherwise disclose any Confidential Information; provided, however, that nothing herein shall be deemed to limit or impair in any way any party’s ability to disclose the details of the transaction contemplated hereby to its legal and financial advisors or as may be necessary pursuant to any court or governmental order or applicable law or in litigation. Notwithstanding the foregoing, no party hereunder shall have any liability by reason of the details of the transaction contemplated hereby becoming known by means beyond the reasonable control of such party. The term “Confidential Information” shall mean this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind whatsoever that a party discloses, in writing, digitally, orally or visually, to the other party or to which is obtained in connection the negotiation and performance of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

SHEPHERD’S FINANCE, LLC,
a Delaware limited liability company

By: /s/ Daniel M. Wallach
Name: Daniel M. Wallach
Title: Trustee

BUYER:

Seven Kings Holdings, Inc., a Florida corporation

By: /s/ Raymond E. Graziotto
Name: /s/ Raymond E. Graziotto
Title: President

EXHIBIT A

Shepherd’s Finance, LLC

LOAN NOTIFICATION AND OFFER FORM

Reference is made to that certain the Loan Purchase and Sale Agreement between Seller and Buyer dated ________________, 201_ ( the “Loan PSA”). All capitalized terms used herein which are defined in the Loan PSA shall have the meanings given to them in the Loan PSA. Seller hereby notifies Buyer a Buyer Loan in the following Eligible Loan:

Section 1: Eligible Loan Information

1. Loan Number:
2. Borrower:
3. Resume:
4. Relationship/Affiliate Transactions:	☐ Borrower ☐ Investor $________________ ☐ Other:
5. History with SF:	0 Closed Loan; 0 Open loans;
6. History with 1FB:	0 Closed Loan; 0 Open loans;
7. Loan Collateral:
8. Status:	☐ Spec ☐ Pre-sale
9. Current % Complete:
10. Exceptions:
11. Initial Interest Rate:
12. Closing Date:

Loan Size and Funding by Buyer

Appraised Value	$0
Loan Amount	$0
LTV	0%

Buyer Loan Percentage	0%

Purchase Price (lesser of)
$0.00	(i) the Buyer Loan Amount
$0.00	(ii) 50% of Eligible Balance
$0.00	Purchase Price

(i) Buyer Loan Amount (lesser of)		(ii) Eligible Balance ("a" less other line items)
$0.00	(a) 55% of appraised value	$0.00	(a) Outstanding balance
$350,000	(b) $350,000	$0.00	(b) lender fees
$0.00	(c) 50% of loan, less loan fee	$0.00	(c) builder deposit
$0.00	Buyer Loan Amount	$0.00	(d) remaining interest escrow
		$0.00	(e) other cash
		$0.00	(f) payoffs
		$0.00	Eligible Balance

		$0.00	50% of Eligible Balance

Section 2: Loan Notification Documents

Included with Loan Notification Form	Buyer requires for Final Approval	Document
☐Y ☐N ☐NA	☐	1. Appraisal
☐Y ☐N ☐NA	☐	2. Application
☐Y ☐N ☐NA	☐	3. Credit References
☐Y ☐N ☐NA	☐	4. Credit Report
☐Y ☐N ☐NA	☐	5. Business registration/licenses
☐Y ☐N ☐NA	☐	6. Proof of registration with State Sec. of State/Certificate of Good Standing (if obtained)
☐Y ☐N ☐NA	☐	7. Project Estimate
☐Y ☐N ☐NA	☐	8. Land Purchase Contract
☐Y ☐N ☐NA	☐	9. Home Purchase Contract (if applicable)
☐Y ☐N ☐NA	☐	10. Insurance: Builder’s Risk / General Liability/ Flood Cert / Flood Insurance (if applicable)
☐Y ☐N ☐NA	☐	11. Copy of Promissory Note with allonge (unexecuted)
☐Y ☐N ☐NA	☐	12. Copy of Recorded Mortgage/Deed of Trust
☐Y ☐N ☐NA	☐	13. Copy of Mortgage/Deed of Trust Assignment (unexecuted)
☐Y ☐N ☐NA	☐	14. Copy of Recorded Assignment of Rents
☐Y ☐N ☐NA	☐	15. Copy of Assignment of Rents Assignment (unexecuted)
☐Y ☐N ☐NA	☐	16. Construction Loan Agreement/Building Loan Agreement
☐Y ☐N ☐NA	☐	17. Settlement Statement (HUD-1), if applicable
☐Y ☐N ☐NA	☐	18. Disbursement Request and Authorization
☐Y ☐N ☐NA	☐	19. Guaranty(s)
☐Y ☐N ☐NA	☐	20. Resolution
☐Y ☐N ☐NA	☐	21. Builder Deposit Agreement
☐Y ☐N ☐NA	☐	22. Interest Escrow Agreement
☐Y ☐N ☐NA	☐	23. W-9
☐Y ☐N ☐NA	☐	24. Customer Information Profile with ID
☐Y ☐N ☐NA	☐	25. Title Search before closing or title commitment
☐Y ☐N ☐NA	☐	26. Title Search after closing
☐Y ☐N ☐NA	☐	27. Foundation Survey
☐Y ☐N ☐NA	☐	28. Inspection (most recent)
☐Y ☐N ☐NA	☐	29. Plans (if obtained)
☐Y ☐N ☐NA	☐	30. Other:

Section 3: Submission & Receipt

Seller hereby represents and warrants to Buyer that;

1. The Loan described in this Loan Notification is an Eligible Loan and meets the requirements of Section 2.2 of the Purchase and Sale Agreement.

2. All information in this Loan Notification is true and correct.

3. No default or event of default exists under the Loan or the Loan PSA.

Submitted by Seller

By
Name
Title
Date

EXHIBIT B

List of Typical Loan Documents

Builder Deposit Agreement

Closing instructions

Construction Loan Agreement

Customer Information Profile

Disbursement Request

Disburser's Notice-the original will arrive in your  office today by USPS overnight mail

Deed of trust/mortgage

Draw Request

Guaranty

Hazardous Substance Agreement

Interest Escrow

Promissory Note

W-9

Customer Information Profile Instructions

ACH AGREEMENT

Assignment

Borrower Resolution